INVESTMENT ADVISORY AGREEMENT


     AGREEMENT made as of this 27th day of May, 2003, by and between VANGUARD SPECIALIZED FUNDS, a Delaware statutory trust, (the "Trust"), and WELLINGTON MANAGEMENT COMPANY, LLP, a Massachusetts partnership (the "Adviser").

     WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940 (the "1940 Act"), as amended, offering several diversified investment Portfolios, each having its own objective and policies; and

     WHEREAS, the Trust offers series of shares know as Vanguard Energy Fund and Vanguard Health Care Fund (each a "Fund", and collectively, the "Funds"); and

     WHEREAS, the Trust desires to retain the Adviser to render investment advisory services to the Funds, and the Adviser is willing to render such services;

     NOW THEREFORE, in consideration of mutual covenants herein contained, the Trust and the Adviser hereby agree as follows:

     1. APPOINTMENT OF ADVISER. The Trust hereby appoints the Adviser to act as investment adviser to the Funds and such other funds as may hereafter be offered by the Trust and assigned to the Adviser, for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

     2. DUTIES OF ADVISER. The Trust hereby employs the Adviser to manage the investment and reinvestment of a portion of the assets of each Fund that the Trust's Board of Trustees (the Board of Trustees") determines in its sole discretion to assign to the Adviser from time to time (each a "Wellington Management Portfolio" and collectively, the "Wellington Management Portfolios"), and to continuously review, supervise and administer the investment program of each of the Wellington Management Portfolios, to determine in its discretion the securities to be purchased or sold and the portion of each such Wellington Management Portfolio's assets to be held uninvested, to provide the Trust with records concerning the Adviser's activities which the Trust is required to maintain, and to render regular reports to the Trust's officers and Board of Trustees concerning the Adviser's discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees of the Trust, and in compliance with the objectives, policies and limitations for each Portfolio set forth in each Fund's prospectus and applicable laws and regulations. The Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Wellington Management Portfolios assigned to the Adviser. The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

     3. SECURITIES TRANSACTIONS. The Adviser is authorized to use its best judgment to select the brokers or dealers that will execute the purchases and sales of securities for each of the Wellington Management Portfolios and is directed to use its best efforts to obtain the best available price and most favorable execution, except as otherwise permitted by the Board of Trustees pursuant to written policies and procedures provided by the Adviser. Subject to policies established by the Board of Trustees of the Trust, the Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such rates were reasonable in relation to the value of the brokerage or research services provided by such

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broker or dealer,  viewed in terms of either that particular  transaction or the
Adviser's overall responsibilities with respect to the Wellington Management Portfolios, the Trust and the other funds in The Vanguard Group. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Adviser will promptly communicate to the officers and Trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

     4. COMPENSATION OF THE ADVISER. For the services to be rendered by the Adviser as provided in Section 2 of this Agreement, the Funds shall pay to the Adviser at the end of each of the Fund's fiscal quarters, a fee calculated by applying a quarterly rate, based on the following annual percentage rates to the aggregate average month-end net assets of each Fund's Wellington Management Portfolios for which the Adviser serves as investment adviser under the terms of this Agreement for the quarter:

          0.150% on the first $500 million of the aggregate net assets of the Wellington Management Portfolios;

          0.125% on the next $500 million of the aggregate net assets of the Wellington Management Portfolios;

          0.100% on the next $1 billion of the aggregate net assets of the Wellington Management Portfolios;

          0.075% on the next $1 billion of the aggregate net assets of the Wellington Management Portfolios;

          0.050% on the aggregate net assets of the Wellington Management Portfolios in excess of $3 billion.

     The fee, as determined above, shall be allocated to each Wellington Management Portfolio based on the relative net assets of each.

     In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

     5. OTHER SERVICES. At the request of the Trust, the Adviser in its discretion may make available to the Trust (or The Vanguard Group, Inc., its service company) office facilities, equipment, personnel and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Trust at the Adviser's cost.

     6. REPORTS. The Trust and the Adviser agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information, including changes in partners of the Adviser, with regard to their affairs as each may reasonably request.

     7. STATUS OF THE ADVISER. The services of the Adviser to the Trust are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

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     8. LIABILITY OF ADVISER.  No provision of this Agreement shall be deemed to protect the Adviser against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

     9. PERMISSIBLE INTERESTS. Subject to and in accordance with the charters of the Trust and the Adviser, respectively, Trustees, agents and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as Trustees, partners, officers or shareholders, or otherwise; Trustees, officers employees and partners of the Adviser are or may be interested in the Trust as Trustees, shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Trust as a shareholder or otherwise; and that the effect of any such interrelationships shall be governed by said charters and provisions of the 1940 Act.

     10. DURATION AND TERMINATION. This Agreement, unless sooner terminated as provided herein shall continue in effect for periods of one year so long as such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of each Fund; provided however, that if the holders of any Fund fail to approve the Agreement as provided herein, the Adviser may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act and Rules thereunder. This Agreement may be terminated by any Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund on 60 days' written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon 90 days' written notice to the Trust. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at:

              If to the Trust, at:

              Vanguard Health Care Portfolio and Vanguard Energy Portfolio P.O. Box 2600
              Valley Forge, PA 19482
              Attention:  Portfolio Review Group
              Telephone: 610-669-5846
              Facsimile:  610-503-5855

              If to the Adviser, at:

              Wellington Management Company, LLP
              75 State Street
              Boston, MA  02109
              Attention:  John Bruno
              Telephone: 617-790-7262
              Facsimile: 617-204-7262

     As used in this Section 10, the terms "assignment", "interested persons", and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

     11. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.


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     12. PROXY POLICY. With regard to the solicitation of shareholder votes, the
Funds shall vote the shares of all securities held by the Funds.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of this 27th day of May, 2003.


VANGUARD SPECIALIZED FUNDS


By /S/ JOHN J. BRENNAN
President and Chief Executive Officer


WELLINGTON MANAGEMENT COMPANY, LLP


By /S/ PERRY M. TRAQUINA
President